EXHIBIT 10.1

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement (the “Agreement”) is made and entered into between Boston Scientific Corporation (“Boston Scientific” or the “Company”) and James R. Tobin, effective as of the date of completion of execution of this Agreement (the “Effective Date”).

WHEREAS, Mr. Tobin has served the Company effectively as President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors (the “Board”);

WHEREAS, Mr. Tobin is retiring from the Company; and

WHEREAS, the Company seeks Mr. Tobin’s assistance during most of the remainder of 2009;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Transition to Senior Advisor.

(a)    Transition from CEO.  Effective July 13, 2009, Mr. Tobin shall resign from his positions as President and Chief Executive Officer, member of the Board and member of the Executive Committee and from any other positions that he then holds with Boston Scientific or any affiliate.  Immediately thereafter, Mr. Tobin shall become a Senior Advisor to the Company.  If so requested by the Company, Mr. Tobin shall sign any document reasonably requested by the Company to confirm any such actions.

(b)    Duties as Senior Advisor.  Mr. Tobin’s duties as a Senior Advisor shall be any duties reasonably requested of him by his successor as the Company’s President and Chief Executive Officer (the “New CEO”) or the Chairman of the Board (the “Chairman”) that are appropriate for an individual of Mr. Tobin’s knowledge and experience in the industry; provided that, unless otherwise directed by the Company, such duties are not expected to include continued senior management authority.  Mr. Tobin’s responsibilities may include, by way of illustration, performing special projects, providing transitional advice or reports or serving as a representative of the Company.

(c)    Location of Work; Administrative Support.  Mr. Tobin may perform his responsibilities as a Senior Advisor away from the Company’s offices, except as otherwise directed by the Company. The Company shall make part-time administrative support services available to Mr. Tobin for his performance of his responsibilities.  The Company shall not be obligated to maintain a dedicated office for Mr. Tobin but shall provide reasonable office space as necessary when he performs responsibilities at Company offices, including the headquarters.

(d)    Full-Time Status.  Mr. Tobin is expected to have full-time responsibilities as a Senior Advisor; provided that this shall not be construed to obligate the Company to provide assigned responsibilities to Mr. Tobin at all times during his employment as a Senior Advisor; and provided further that in any event Mr. Tobin will be expected to devote time to performing services during his employment as a Senior Advisor for no less than 30% of his average hours spent in the performance of services for the Company over the immediately preceding 36-month period.   If the Company does not assign sufficient responsibilities to require all of Mr. Tobin’s working time during his employment as a Senior Advisor, Mr. Tobin’s accrued vacation time shall not be applied to business hours during which he is not requested to perform services as a Senior Advisor.  Unless otherwise provided in writing by the New CEO, Mr. Tobin shall devote all of his working time during his employment as a Senior Advisor to his requested responsibilities for the Company, except that he may engage in religious, charitable or other nonprofit activities or serve as an advisor, consultant, director or trustee of any noncompetitive public or private for-profit organizations; provided that such services and activities are disclosed in writing to the New CEO and the Company does not reasonably object to such services and activities.

(e)    Classification.  Mr. Tobin shall continue to be classified as an employee of the Company during the period of his status as a Senior Advisor.  The transition of Mr. Tobin from President and Chief Executive Officer to Senior Advisor shall not be considered to result in a termination of his employment for any purpose, including without limitation, for employee benefits or equity acceleration.

2.    Term.

(a)    Length of Term; Forms of Termination.  The term of Mr. Tobin’s employment as a Senior Advisor (the “Term”) shall be from July 13, 2009 to and including November 30, 2009; provided that the Company may terminate Mr. Tobin’s employment before November 30, 2009 if it determines that there is Cause for such termination.  The date of any termination of employment is the “Separation Date.”  A termination of employment on November 30, 2009 is a “Retirement.”  A termination of employment by the Company when Cause exists is a “Termination With Cause.”  A resignation from employment before November 30, 2009 is an “Early Resignation.”

(b)    Notice of Termination.

(i)    Retirement.  If Mr. Tobin remains employed until November 30, 2009, his employment with the Company shall end on such date, unless otherwise agreed in writing.  Such a termination shall take effect without notice.

(ii)    Termination With Cause.  The Company shall give Mr. Tobin written notice of a Termination With Cause.  A Termination With Cause shall be effective upon notice, unless otherwise specified.

(iii)    Early Resignation.  Mr. Tobin shall give the Company written notice of an Early Resignation at least thirty (30) days in advance of the effective date of such Resignation.  The Company may, in its discretion, accelerate any such Early

Resignation to any earlier date.  Any acceleration of the date of Early Resignation shall not affect the treatment of the termination as an Early Resignation.

(c)    “Cause” Defined.  For purposes of this Agreement, “Cause” shall have the same meaning as set forth in the Boston Scientific Corporation Executive Retirement Plan dated May 9, 2005 and amended effective January 1, 2009 (the “Executive Retirement Plan”).

(d)    Effect of Termination on Compensation; Death or Disability.  The effects of a termination on compensation and the separation pay that may be available are addressed in Section 4 (“Separation Pay”).  Notwithstanding any provision of this Agreement to the contrary, in the event of Mr. Tobin’s inability to perform services as a Senior Advisor due to death or disability, Mr. Tobin shall be treated thereafter for compensation purposes as if he remained employed until his Retirement but did not perform any services.

3.    Compensation as Senior Advisor.

(a)    Salary.  Mr. Tobin’s salary as a Senior Advisor (the “Salary”) shall be paid at the same annual rate as his salary as President and Chief Executive Officer as in effect upon the effectiveness of this Agreement, i.e., the annual rate of $994,000.  The Company shall pay the Salary on its regular payroll dates.

(b)    PIP.  Mr. Tobin shall remain eligible for an annual Performance Incentive Plan (“PIP”) award for his employment in 2009, inclusive of the period of his service as a Senior Advisor (the “PIP Award”).

(c)    Career Service Award.  In recognition of Mr. Tobin’s contributions to the Company over the course of his career with the Company, the Company shall pay Mr. Tobin an amount equal to 250% of his Salary less the PIP Award (the “Career Service Award”).

(d)    Employee Benefits.

(i)    General.  Mr. Tobin shall be entitled to participate in all Company Benefit Plans during his employment as a Senior Advisor, provided that his working hours permit such participation.  For purposes of this Agreement, “Company Benefit Plans” means all “employee benefit plans,” as defined in 29 U.S.C. §1002(3), that are generally available to regular full-time employees, except that Mr. Tobin’s accrual of vacation time under the Company’s vacation policy shall cease effective on July 13, 2009.  If the Company terminates any premium payments for Mr. Tobin during his employment as a Senior Advisor due to a reduction in his working hours, the Company shall pay Mr. Tobin an amount equivalent to any such ceased premium payments.

(ii)    Executive Allowance Plan.  Notwithstanding anything in the Company’s Executive Allowance Plan to the contrary, Mr. Tobin’s participation in the Executive Allowance Plan shall continue to the Separation Date.

(e)    Equity.

(i)    Summary of Equity Rights Not Fully Vested.  For the avoidance of doubt, the following are Mr. Tobin’s existing equity awards that are not fully vested:

(A)    Time-Based DSU Award.  Pursuant to an agreement between the Company and Mr. Tobin dated February 28, 2006 (the “Time-Based DSU Agreement”), the Company granted Mr. Tobin 250,000 Deferred Stock Units pursuant to the Company’s 2000 Long-Term Incentive Plan, which were subject to vesting 50% on December 31, 2008 and 50% on December 31, 2009 (the “Time-Based DSU Award”).

(B)    Performance-Based DSU Award.  On February 28, 2006, the Company granted Mr. Tobin 2,000,000 Deferred Stock Units pursuant to the Company’s 2003 Long-Term Incentive Plan, which were subject to the Company’s satisfaction of certain share price criteria as of December 31, 2008 and December 31, 2009 (the “Performance-Based DSU Award”).

(C)    Stock Option Award.  Pursuant to an agreement between the Company and Mr. Tobin dated February 24, 2009 (the “Stock Option Agreement”), the Company granted Mr. Tobin a non-qualified option to acquire 2,000,000 shares of the Company’s common stock, subject to vesting, with the vesting schedule subject to acceleration under certain circumstances (the “Stock Option Award”).

(ii)    Amendment of Time-Based DSU Award.  The “Vesting Schedule” set forth at the end of the Time-Based DSU Agreement is amended by replacing the text under the “Vesting Schedule” heading with the following:

50% December 31, 2008

50% November 30, 2009

The Time-Based DSU Award as amended pursuant to this provision is referred to as the “Amended Time-Based DSU Award.”

(iii)    Amendment of Stock Option Award.  The Stock Option Agreement is amended by inserting the following at the end of the first paragraph of Section IV (“Termination of Employment”):  “In addition, the Option shall immediately vest effective upon the Effective Date of the Transition and Retirement Agreement between the Company and the Optionee (the “Retirement Agreement”).  If the Optionee’s employment ends due to a Retirement as defined in the Retirement Agreement, the Option shall be exercisable by the Optionee or the Optionee’s appointed representative, as the case may be, until February 24, 2019, subject to Section VI.  If the Optionee’s employment ends for any other reason, the exercise period shall be as otherwise provided below.” The Stock Option Award as amended pursuant to this provision is referred to as the “Amended Stock Option Award.”

(iv)    Continuity of Employment.  For the avoidance of doubt, the transfer of Mr. Tobin from President and Chief Executive Officer to Senior Advisor shall not be considered to terminate his employment or otherwise interrupt his service relationship with the Company for purposes of the Amended Time-Based DSU Award, the Performance-Based DSU Award or the Amended Stock Option Award (together, the “Pending Equity Awards”).  Termination of employment shall be effective as of the Separation Date.  Notwithstanding anything in this Agreement to the contrary, Mr. Tobin shall not be eligible for further grants of stock options, deferred stock units or other forms of equity or equity rights; provided that this shall not be construed to affect Mr. Tobin’s eligibility to participate in the Company’s Global Employee Stock Ownership Plan, known as GESOP.

(v)    Effect of Termination on November 30, 2009.  For the avoidance of doubt, pursuant to the terms of the Pending Equity Awards, if Mr. Tobin’s Separation Date is November 30, 2009, the Amended Time-Based DSU Award and the Amended Stock Option Award shall be fully vested.  The Performance-Based DSU Award shall be forfeited.

(vi)    Additional Equity Rights.  Nothing in this Agreement shall be construed to affect Mr. Tobin’s rights or obligations with respect to outstanding fully vested equity rights, all of which shall remain subject to the terms of the applicable plans and agreements, except as provided in the next sentence.  To the extent the exercise period for any of the fully vested equity rights identified below can be shortened by determination of the Committee or Administrator (as defined in the applicable plan identified in the applicable non-qualified option) after grant, other than on a Change in Control or Covered Transaction (as defined in the applicable plans), the Committee and/or Administrator has conclusively and irrevocably determined to waive such provision.  The parties agree that the following identifies all outstanding fully vested equity rights:

•	May 9, 2000 grant of a non-qualified option to purchase 180,000 shares of the Company’s common stock at $14.563 per share, which remains exercisable for 180,000 shares;

•	July 25, 2000 grant of a non-qualified option to purchase 180,000 shares of the Company’s common stock at $8.50 per share, which remains exercisable for 130,000 shares;

•	December 17, 2001 grant of a non-qualified option to purchase 90,000 shares of the Company’s common stock at $12.50 per share, which remains exercisable for 90,000 shares;

•	February 25, 2003 grant of a non-qualified option to purchase 200,000 shares of the Company’s common stock at $21.78 per share, which remains exercisable for 200,000 shares;

•	December 16, 2003 grant of a non-qualified option to purchase 200,000 shares of the Company’s common stock at $33.80 per share, which remains exercisable for 200,000 shares; and

•	January 3, 2005 grant of a non-qualified option to purchase 225,000 shares of the Company’s common stock at $34.29 per share, which remains exercisable for 225,000 shares.

The foregoing are together referred to as the “Fully Vested Equity Rights.”

(f)    Certain Personal Expenses.  The Company shall pay Mr. Tobin $40,000 in recognition of expenses that he shall incur in connection with the negotiation and implementation of this Agreement, including without limitation financial planning expenses and attorney’s fees.  The Company shall pay such amount on or before November 30, 2009.  In addition, Mr. Tobin may use the corporate aircraft for personal purposes during the Term; provided that:  (i) consistent with the practice during his service as Presidential Chief Executive Officer and Section 5 (“Taxation of Payments and Benefits”), Mr. Tobin shall bear the adverse tax consequences associated with any such personal use; (ii) any such personal use shall be subject to the Company’s needs for such aircraft; and (iii) any use of the aircraft for personal purposes beyond five (5) occasions during the Term shall be subject to the approval of the New CEO or the Executive Vice President, Human Resources (“EVP-HR”).

(g)    Business Expenses.  Mr. Tobin shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services as a Senior Advisor, in accordance with the Company’s business expense reimbursement policies and procedures then in effect.  To the extent that Mr. Tobin’s responsibilities as Senior Advisor require business travel, Mr. Tobin may make travel arrangements consistent with his prior practice in 2009.

4.    Separation Pay.

(a)    General.  As a result of any termination of employment as a Senior Advisor, Mr. Tobin shall be entitled to payment of all Salary and PIP payments accrued through the Separation Date and all accrued but unused vacation pay.  For purposes of this Agreement, Mr. Tobin shall be considered to accrue the PIP Award ratably, daily, over the course of his employment during 2009.  Mr. Tobin’s PIP Award and Career Service Award shall be paid at such time as the Company makes PIP award payments to other PIP participants; provided that any PIP Award and Career Service Award shall be paid no later than March 15, 2010.  Effective upon any termination of employment, Mr. Tobin’s right to Salary and PIP payments shall end, except as specified below.  In addition, Mr. Tobin’s Company Benefit Plan participation rights shall end.

(b)    Executive Retirement Plan.  Notwithstanding any provision of the Executive Retirement Plan to the contrary, Mr. Tobin’s employment as Senior Advisor shall be treated as if he is actively serving on the Company’s Executive Committee during such employment for purposes of continued Executive Retirement Plan eligibility, for crediting “Years of Service” for purposes of the Executive Retirement Plan and for determining the amount of benefits under the Executive Retirement Plan; provided that this shall not be construed to entitle Mr. Tobin to serve on the Executive Committee during such period.  This Agreement shall be considered to be the separation agreement referenced in Section 5 of the Executive Retirement Plan (“Amount of Benefit”); provided that such separation agreement shall not be considered to have been executed for purposes of the Executive Retirement Plan until both this Agreement has been fully executed and the release agreement in the form of Exhibit A (the “Release Agreement”) has been executed and has become effective.  The Release Agreement shall be considered to be offered to Mr. Tobin on the Separation Date (other than in the event of a Termination With Cause, in which case Mr. Tobin would not be otherwise eligible for benefits under the Executive Retirement Plan).  For the avoidance of doubt, in the event of a Retirement, the Release Agreement shall be considered to be offered to Mr. Tobin on November 30, 2009.  As set forth in the Release Agreement, Mr. Tobin may consider the Release Agreement for up to twenty-one (21) days after the Separation Date and may revoke the Release Agreement within seven (7) days after signing the Release Agreement.  If the Release Agreement is signed within the twenty-one (21) day period and is not revoked within the seven (7) day period, it shall become effective on the first business day after the expiration of the seven (7) day period.  Benefits payable under the Executive Retirement Plan shall be paid in a lump sum in the first payroll period after the last day of the six-month period following Mr. Tobin’s “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations.

(c)    Consulting Services.  Nothing in this Agreement shall be construed to restrict the right of the parties to reach an agreement for the provision of Consulting Services after the Separation Date pursuant to Section 13 of the Executive Retirement Plan (“Consulting Services”).

(d)    Effect on Severance Pay Plan.  Mr. Tobin acknowledges and agrees that he shall not have any right to payments or benefits under the Company’s Severance Pay and Layoff Notification Plan.

(e)    Release by the Company.  In exchange for, among other terms, the requirement for Mr. Tobin to agree to a Release Agreement as a condition of receiving payments pursuant to the Executive Retirement Plan, the Company and its subsidiaries, affiliated companies, successors and assigns (the “Company Releasors”) hereby release and forever discharge Mr. Tobin and his heirs, administrators, executors and assigns (the “Tobin Releasees”) from any and all claims, agreements, obligations, injuries, damages, causes of action, debts or liabilities (together “Claims”) that any of them may have or may have ever had, whether known or unknown, against any of the Tobin Releasees as a result of any facts or circumstances that occurred or existed or of which any such Company Releasor had notice at any time to the date of the Company’s execution of this Agreement; provided that notwithstanding the foregoing, the Company Releasors do not release the Tobin Releasees from any civil Claims based on any acts and/or omissions that satisfy the elements of a criminal offense.  The foregoing proviso shall not be construed as an implication that any Company Releasor believes that Mr. Tobin has committed a criminal offense.  To the contrary, the Company represents that no one involved in the authorization or preparation of this Agreement has reason to believe that Mr. Tobin has committed any criminal offense.  Furthermore, nothing in this paragraph shall be construed to limit Mr. Tobin’s obligations under this Agreement.

5.    Taxation of Payments and Benefits.  Boston Scientific shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Except to the extent otherwise specified, nothing in this Agreement shall be construed to require Boston Scientific to make any payments to compensate Mr. Tobin for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.  Each payment pursuant to this Agreement that is due at a different time shall be considered to be a separate payment for purposes of Section 409A of the Internal Revenue Code.

6.    Confidential Information, Restrictive Covenants and Other Obligations.

(a)    Confidential Information.  Mr. Tobin shall not, except in the performance of his obligations to the Company hereunder or as may otherwise be approved in advance by the New CEO, directly or indirectly, disclose or use (except for the direct benefit of the Company) any Confidential Information that Mr. Tobin may learn or have learned by reason of his association with the Company, any customer or client of the Company or any of their respective subsidiaries and affiliates.  The term “Confidential Information” means all data, analyses, reports, interpretations, forecasts, documents and information in any form concerning or otherwise related to the Company and its affairs, that the Company intends to treat as confidential (including information that may be expected to be disclosed in the future that has not yet been disclosed) including, without limitation, information with respect to customers, clients, products, policies, procedures, methodologies, trade secrets and other intellectual property, systems, personnel, confidential reports, technical information, financial information, business transactions, business plans, prospects or opportunities, but shall exclude any portion of such information that (i) was acquired by Mr. Tobin prior to his employment by, or other association with, the Company or any affiliated or predecessor entity, (ii) is or becomes generally available to the public or is generally known in the industry or industries in which the Company or any customer or client of the Company operates, in each case other than as a result of disclosure by Mr. Tobin in violation of this paragraph, or (iii) Mr. Tobin is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.  Mr. Tobin acknowledges that this Agreement and the negotiations leading to this Agreement constitute Confidential Information; provided that (i) Mr. Tobin may communicate information concerning this Agreement and the negotiations leading to it to his immediate family, attorneys and financial advisors (provided that he shall direct such individuals not to make any disclosures of such information), (ii) Mr. Tobin may disclose such information to the extent that such information is publicly disclosed by the Company, and (iii) Mr. Tobin may disclose such information to the extent that he is responding to information that has entered the public domain other than due to his violation of this paragraph.  As used in this Agreement, an “affiliate” of a person or entity is a person or entity in control of, controlled by, or in common control with, such first person or entity.

(b)    Return of Property; Home Office Equipment.  All documents, records, data, equipment and other physical property, whether or not pertaining to Confidential Information, that have been or are in the future furnished to Mr. Tobin by the Company or are produced by Mr. Tobin in connection with his employment shall be and remain the sole property of the Company.  Mr. Tobin shall return to the Company all such materials and property as and when requested by the Company.  In any event, Mr. Tobin shall return all such materials and property immediately upon termination of his employment for any reason.  Notwithstanding the foregoing, Mr. Tobin may retain and purchase home office equipment provided to him by the Company to the extent that he specified such equipment that he elects to retain (the “Home Office Equipment”) in the written notice that he provided to the EVP-HR on June 18, 2009.  The Company shall transfer ownership of the Home Office Equipment to Mr. Tobin effective on the Separation Date.  The purchase price for the Home Office Equipment shall be the market value of the Home Office Equipment as of the Separation Date as determined reasonably and in good faith by the Company.  Mr. Tobin shall pay such amount no later than thirty (30) days after the later of the Separation Date or the Company’s notice to Mr. Tobin of the purchase price.

(c)    Nonsolicitation and Noncompetition.  Mr. Tobin agrees that the terms of Section 12 of the Executive Retirement Plan (“Restrictive Covenants”) shall apply to him.  For purposes of such Section 12, the “Retirement date” shall be construed to mean the Separation Date.  Mr. Tobin acknowledges that in his capacity as President and Chief Executive Officer, he does not have the authority to exempt himself from any obligations under Section 12 of the Executive Retirement Plan or to exercise any other rights of the Chief Executive Officer under the Executive Retirement Plan with respect to himself.  The Company agrees that in exercising discretion with respect to Mr. Tobin under Section 12 of the Executive Retirement Plan, the New CEO or designee shall not withhold consent to Mr. Tobin’s employment or other activities that would otherwise violate Section 12, unless the New CEO or designee reasonably concludes that such employment or other activities are reasonably likely to be inconsistent with the Company's legitimate business interests.  For purposes of the Executive Retirement Plan, the EVP-HR shall be considered a designee of the Chief Executive Officer. Without limiting the foregoing, Mr. Tobin acknowledges that the remedial provisions set forth in Section 12(c) of the Executive Retirement Plan shall apply in the event of his breach of Section 12 of the Executive Retirement Plan.  The Company agrees that this Agreement supersedes in all respects the March 17, 1999 Employee Agreement between Mr. Tobin and the Company and further agrees that Mr. Tobin is not subject to any contractual obligations to the Company concerning nonsolicitation, noncompetition, confidential information or assignment of developments other than those set forth in this Agreement or the Executive Retirement Plan.

(d)    Mutual Nondisparagement.  Mr. Tobin shall not at any time, either before or after the Separation Date, make or cause to be disclosed any negative, adverse, derogatory or otherwise disparaging statement to anyone about the Company, its products or services, its financial condition or proposals, any member of the Board, any officer or any employee, except as required by law.  Mr. Tobin acknowledges that any statement made at his specific and explicit direction by anyone, including but not limited to any of his family members or his attorney or other agent, shall be deemed to be a statement by him for purposes of this paragraph.  Notwithstanding the foregoing, this shall not be construed to apply to statements made on a confidential basis to the Chairman, the New CEO or the Chair of any committee of the Board or to any statements in legally compelled testimony.  Boston Scientific agrees that promptly after the Effective Date, it shall direct its officers and directors not to make any negative, adverse, derogatory or otherwise disparaging statements to anyone about Mr. Tobin or his personal or professional reputation, except as required by law.

(e)    Developments.  Within sixty (60) days following the Separation Date, Mr. Tobin shall report and disclose to Boston Scientific all improvements to Boston Scientific’s products and/or services tested and/or evaluated by him during the term of his employment by Boston Scientific, to the extent that (i) such improvements were under active consideration in the six months preceding the Separation Date and (ii) Mr. Tobin has reason to believe that no other senior manager currently in Boston Scientific’s employ has full knowledge of such improvements.  All such improvements, and all other inventions, discoveries, developments, methods, processes, ideas and concepts relating to any Company Business Area (as defined below) that are or were developed or conceived by him, alone or with others during the term of his employment (collectively, “Developments”), and intellectual property rights (including patents, patent applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions) that are related to any and all Developments shall be the sole and exclusive property of Boston Scientific and are hereby assigned, and will be assigned, to Boston Scientific without any additional payments by Boston Scientific.  It is understood that Boston Scientific shall have the right but not the obligation to initiate, prosecute, maintain and defend any and all patentable Developments.  Mr. Tobin shall provide reasonable assistance to Boston Scientific with respect to any such patents and patent applications, and shall execute all appropriate documents and assignments with respect to any such patents and patent applications.  Mr. Tobin agrees not to assert any rights in law or in equity in any Developments.  For purposes of this Agreement, the term “Company Business Area” means an area of business that the Company conducted at any time during the period from the Effective Date to the Separation Date or that was in development by the Company or was under active consideration by the Company’s senior management at any time during the one year period before the Separation Date.

(f)    Litigation and Regulatory Cooperation.  During and after Mr. Tobin’s employment, Mr. Tobin shall cooperate reasonably with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Mr. Tobin was employed by the Company.  Mr. Tobin’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness on behalf of the Company at mutually convenient times or at such other times as may be required by the court.  During and after Mr. Tobin’s employment, Mr. Tobin also shall cooperate reasonably with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Mr. Tobin was employed by the Company.  To the extent reasonably practicable, cooperation shall be provided at mutually convenient times and places and shall not be scheduled at times that would unreasonably interfere with employment or board of directors commitments that Mr. Tobin may have; provided that it is acknowledged this sentence shall not apply to the time or location of testimony scheduled by the court or another party.  The Company shall compensate Mr. Tobin at the rate of $500 per hour for all time that he reasonably expends after the Separation Date performing cooperation services requested by the Company including without limitation his travel time; provided that Mr. Tobin shall not be entitled to compensation for time spent testifying in any proceeding.  Mr. Tobin shall also be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in activities performed pursuant to this paragraph, in accordance with the Company’s business expense reimbursement policies and procedures then in effect.

7.    Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Mr. Tobin’s employment, the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) or either party’s other rights or obligations under this Agreement shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This paragraph shall be specifically enforceable. Notwithstanding the foregoing, this paragraph shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this paragraph.

8.    Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 7 of this Agreement, the parties hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have exclusive jurisdiction of such dispute.  Accordingly, with respect to any such court action, Mr. Tobin submits to the personal jurisdiction of such courts.

9.    Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.  Mr. Tobin acknowledges that this Agreement resolves all matters concerning negotiation of employment terms and compensation, including without limitation separation compensation, that have previously been discussed between the parties.  Mr. Tobin further acknowledges that the Retention Agreement between him and the Company dated December 17, 2008 and all previous Retention Agreements shall have no further force or effect.  Notwithstanding the foregoing, nothing in this Agreement shall affect either party’s rights under the Directors and Officers Indemnification Agreement dated March 17, 1999; provided that it is acknowledged that Mr. Tobin shall not be an officer of the Company after July 13, 2009, nor shall this Agreement supersede any of the Pending Equity Rights or Fully Vested Equity Rights.

10.    Assignment; Successors and Assigns, etc.  The Company may assign its rights under this Agreement in the event that it shall effect reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.  This Agreement shall inure to the benefit of and be binding upon Mr. Tobin and the Company and each party’s respective successors, executors, administrators, heirs and permitted assigns.

11.    Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.    Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.    Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Mr. Tobin at the last address he has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chairman.  Delivery by overnight courier service shall be effective on the first business day after mailing.  Delivery by registered or certified mail shall be effective three (3) days after mailing.  Delivery in person shall be effective upon delivery.

14.    Amendment.  This Agreement may be amended or modified only by a written instrument signed by Mr. Tobin and by a duly authorized representative of the Company.

15.    Governing Law.  This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

16.    Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original.  Such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

By: James R. Tobin	Date
Boston Scientific Coporation
By: Lucia Luce Quinn Its Executive Vice President, Human Resources	Date

EXHIBIT A

RELEASE AGREEMENT

I am a party to an agreement with Boston Scientific Corporation (“BSC” or the “Company”) entitled Transition and Retirement Agreement (the “Retirement Agreement”).  I acknowledge that this is the Release Agreement that is required by the Company pursuant to Section 4(b) of the Retirement Agreement as a condition of my eligibility for any payment under the Company’s Executive Retirement Plan (together, the “Consideration”).

1.
Release of Claims.  In consideration of and in exchange for the commitment of the Company to provide the Consideration, I, for myself, my heirs, administrators, executors and assigns agree to release and forever discharge the Company and its subsidiaries, affiliated companies, successors  and assigns, and the current and former employees, officers, directors, shareholders (but only in their capacity as shareholders of the Company) and agents of each of the foregoing (the “Released Parties”) from any and all claims, agreements, obligations, injuries, damages, causes of action, debts or liabilities (together “Claims”) that I may have or may have ever had, whether known or unknown, against any of the Released Parties as a result of any facts or circumstances that occurred or existed or of which I had notice at any time to the date of my execution of this Release Agreement.

This release of Claims includes, without limitation, all Claims based on any facts or circumstances arising out of or in any way connected with or relating to my employment with BSC or the termination of that employment, including but not limited to, the release of Claims of breach of contract, impairment of economic opportunity, defamation, misrepresentation, intentional infliction of emotional harm or other tort, or violation of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act and any other federal, state or municipal statute, ordinance or the common law relating to employment or employment discrimination, and Claims arising out of any legal restrictions on the rights of BSC to take employment actions, that I now have or claim to have, or which I heretofore had, or which I may have or claim to have at any time hereafter based on actions or omissions that occurred on or before the date of my execution of this Release Agreement.  I also expressly waive any and all remedies that may be available under any statute or the common law, including, without limitation, back pay, front pay, other damages, attorney’s fees, court costs and reinstatement.

Notwithstanding the foregoing, if an individual who is a Released Party initiates a legal proceeding against me with respect to any Claim that accrued before this Release Agreement became effective, this Release Agreement shall not limit my right to file a counterclaim against such individual.

2.
Continuing Rights and Obligations.  This Release Agreement does not affect any rights to which I may be entitled under any Company Benefit Plans, the Executive Retirement Plan, any Pending Equity Awards or any Fully Vested Equity Rights, each as defined in the Retirement Agreement, nor does it affect my rights under the Retirement Agreement or the Directors and Officers Indemnification Agreement between the Company and me dated March 17, 1999 or under any Company insurance agreement or bylaw.  It also does not affect any rights I have under COBRA or the Workers’ Compensation Act.  I acknowledge and agree that nothing in this Release Agreement affects the ongoing obligations that I may have under the Retirement Agreement.  I acknowledge that my rights to future payments from the Company are conditioned on my continued compliance with such agreements.

3.
Receipt of Payment.  I acknowledge that I have received payment for all salary, vacation pay and other compensation due to me based on my employment with BSC to and including the most recent regular payroll date of BSC preceding the date of my signing of this Release Agreement.  This shall not be construed to waive my right, if applicable, to payment of salary, vacation pay and any other employment compensation that was not yet due to be paid to me as of the most recent regular payroll date of BSC preceding the date of my signing of this Release Agreement.

4.	No Admission. I understand and agree that this Release Agreement is not to be construed as an admission of liability by the Released Parties.

5.
Consideration of Release Agreement.  I understand that I have had the opportunity, if I so desired, to take up to twenty-one (21) days to consider this Release Agreement.  I agree that any modifications, material or otherwise, made to this Release Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period.  I further acknowledge that I have been advised to consult with an attorney prior to executing this Release Agreement.

6.
Revocation Period.  I understand that I will have seven (7) days following my signing of this Release Agreement in which to revoke this Release Agreement by a written notice to be received by the Company’s Executive Vice President of Human Resources no later than the end of such seven-day period.  I understand that at this Release Agreement shall not become effective until the revocation period has expired.

7.	Governing Law. I agree that this Release Agreement shall be interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts.

8.
Full Review of Release Agreement.  My signature below confirms that I have carefully read and reviewed this Release Agreement.  I fully understand all of its terms and conditions and have not relied upon any other representations by the Company or the employees or agents of the Company concerning the terms of this Release Agreement.  I execute and deliver this Release Agreement freely and voluntarily.

UNDERSTOOD, ACCEPTED AND AGREED

James R. Tobin	Date

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